       1                                          Exhibit 99




Adele Ambrose                 Jim Byrnes
908-221-6900 (office)         908-221-7876 (office)
908-953-9102 (home)           908-689-6040 (home)

Dick Gray                     Jane Moulton
908-221-5057 (office)         908-221-8422 (office)
908-232-3706 (home)           201-763-7017 (home)


             AT&T ANNOUNCES STRATEGIC RESTRUCTURING
             TO CAPTURE OPPORTUNITIES OF 21ST CENTURY

FOR RELEASE WEDNESDAY, SEPTEMBER 20, 1995

     NEW YORK -- AT&T Chairman Robert E. Allen today announced plans for a strategic restructuring that would separate AT&T into three publicly traded, global companies.

  Allen said the company was taking this bold step to capitalize on the opportunities in each business' segment of the global information industry -- communications services, communications equipment, and transaction-intensive computing.

  Under the plan, AT&T shareowners would hold shares in each company. A fourth business -- AT&T Capital Corporation -- would be sold.

  The AT&T Board of Directors approved pursuing the restructuring plan at a special meeting this morning. AT&T hopes to complete all transactions by the end of 1996.

  "Changes in customer needs, technology and public policy are radically transforming our industry," said Allen. "We now see this restructuring as the next logical turn in AT&T's journey since divestiture. It will make AT&T's businesses more valuable to our shareowners, even more responsive to their customers, and better able to focus on the growth opportunities in their individual markets.

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  "Under the plan announced today," Allen said, "one of the new companies would focus on providing the world's best anytime, anywhere' communications and information services."

  Operating under the familiar "AT&T" brand name, the services company would consist of AT&T's current Communications
Services Group, the AT&T Universal Card Services Corporation, the newly established AT&T Solutions consulting and systems-integration organization, and AT&T Wireless Services, formerly
McCaw Cellular Communications.

  The company also plans to create an AT&T Laboratories unit around the core of Bell Laboratories people dedicated to research and development in communications services. In 1994, AT&T's services units had combined revenues of more than $49 billion, making them the world leader in the communications services market.

  "AT&T's product and systems businesses, along with world-renowned Bell Laboratories, would constitute a communications systems and technology company that would immediately be the global leader in its industry," said Allen.

  It would include AT&T's Network Systems Group, Global
Business Communications Systems, Consumer Products, AT&T Paradyne and Microelectronics. In 1994, these businesses had total sales of approximately $20 billion. The new company, as yet unnamed, would be a powerful competitor in the fast-growing communications systems market.

  AT&T is considering an Initial Public Offering for approximately 15 percent of the shares of the new equipment company in the first half of 1996.

  "Our services and systems businesses are at the intersection of tremendous change and opportunity," said Allen.
"This restructuring ensures that each can follow the path of greatest opportunity without worrying about bumping into each other along the way."

  The company's computer unit, AT&T Global Information
Solutions, would be launched as an independent company by spinning it off to AT&T shareowners, following an aggressive turnaround effort also announced today.

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       GIS Chairman and CEO Lars Nyberg is taking decisive
action to create a smaller, more focused and swifter business. GIS will continue to develop, manufacture and market computer platforms for any industry, but will focus its unique capabilities on the three key industry segments where it has a leading position -- financial, retail and communications.

  "Lars Nyberg is the right leader to get our computer business back on track," said Allen. "His goal is to be world-class in a few targeted industry segments and in delivering high-quality computer platforms and services. I believe that's not only worth doing, but doable. GIS's customers and employees can count on AT&T's complete support during this transition."

  Nyberg assumed his post in June following a 20-year career at Philips Electronics NV, where he turned around that company's computer business.

  As part of its turnaround effort, GIS will halt manufacture of personal computers, ceasing distribution through value-added
resellers and retail outlets.   It will continue to offer
customers personal computers as part of total solutions through an agreement with an outside supplier that it expects to announce soon.

  GIS will continue to support and service all its current hardware and software installations and will aggressively market its service capabilities to all industries. And it will continue to have a strong commercial relationship with Bell Laboratories.

  GIS -- which currently employs about 43,000 people in more than 120 countries -- also announced a major cost-cutting initiative that will lead to the elimination of approximately
8,500 jobs.

  AT&T will incur a one-time, pre-tax charge estimated at approximately $1.5 billion against third-quarter earnings to cover the costs of the GIS restructuring, reducing 1995 earnings by $1 billion, or 66 cents per share. Excluding this charge, AT&T said it continues to target earnings-per-share growth of at least 10 percent in 1995.

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  In addition, AT&T plans to sell its remaining interest in
AT&T Capital Corporation to the general public or to another company. AT&T holds in excess of 80 percent of Capital Corp. shares, having sold a minority interest to the general public in 1993. Capital Corp. is already one of the largest equipment leasing and financing companies in the United States. In 1994, it had revenues of approximately $1.4 billion and was profitable.

  Proceeds from the sale of Capital Corp and from the initial public offering of the new equipment business will be used to retire current AT&T debt, giving each of the new businesses balance sheets appropriate to its industry.

  The company intends to adjust each business' capital structure to ensure that it has the flexibility to raise resources as it needs them. AT&T recognizes the importance of its relationship with its debt holders. The company said its ability to satisfy its obligations to its debt holders will not be impaired as a result of these transactions.

  AT&T said that each of the businesses it is establishing
will have everything it needs to meet customers' needs. Each already has seasoned management and a productive work force.
Each has significant global operations. The service, equipment and computer businesses each has the sophisticated systems-integration capabilities necessary to provide complete solutions
to its set of customers.   And, where it makes sense to partner
in serving a customer's needs, the new businesses could establish commercial relationships with each other.

  "Our first priority throughout this transition period is to ensure that none of our businesses misses a beat on any customer commitment," Allen said.

  Financial details on the transactions will be released as they become available in accordance with securities regulations.

  AT&T, which currently has some 303,000 employees, said it is too early to estimate the exact employment impact of the planned restructuring. On the one hand, all three new companies will need additional resources to establish themselves as free-standing, independent companies. However, each company participates in a hotly competitive market and will continue to size its operations as efficiently as possible. On balance, it is likely that the combined new companies will have fewer employees than the present AT&T.

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  The company said it will ensure that any employees
dislocated by the restructuring will have access to job opportunities across the total corporation, as well as to a full range of assistance, ranging from job counseling to retraining.

  Allen, who will continue as chairman and CEO of the new
AT&T, will chair a committee of senior AT&T executives to oversee the restructuring. The committee members are Hal Burlingame, senior vice president of Human Resources; Marilyn Laurie, senior vice president of Public Relations and Employee Communications; Rick Miller, executive vice president and chief financial officer, and John Zeglis, senior vice president and general counsel.

  Allen also appointed senior officers to lead the transition of each new company. They are: Alex J. Mandl, CEO of the Communications Services Group, for the communications services company; Richard A. McGinn, CEO of the Network Systems Group, for the systems and technology company; along with the incumbent CEOs of GIS, Lars Nyberg, and AT&T Capital Corporation, Thomas C. Wajnert. Allen said that the company's Board of Directors would name the permanent executive leadership at the appropriate time.

  All of these transactions are expected to be tax-free to shareowners. AT&T intends to seek rulings from the Internal Revenue Service with respect to the tax-free treatment of the transactions. While AT&T does not anticipate the need for regulatory, Department of Justice or decree court approvals, the company did call attention to the complexity of the issues to be resolved in the months ahead.

  For example, immediate disposition of AT&T's final 20 percent interest in AT&T Capital Corp. would require modifications to certain existing agreements. While AT&T is confident of its ability to resolve all these issues, there can be no guarantee that the restructuring plan will be implemented or that changes in the plan will not be made. The investment banking firm of Morgan Stanley and the law firm of Wachtell Lipton Rosen & Katz are serving as advisers to AT&T.

Editors' Note: AT&T Chairman Robert E. Allen will hold a news conference at 2 p.m. EDT at AT&T's World Headquarters at 32 Avenue of the Americas in New York City. The news conference will also be available by teleconference. Reporters in the United States can call 1-800-260-0718 or 612-235-1623 from outside the U.S. Beginning at 5 p.m. EDT today, a rebroadcast of the news conference audio will be repeated for 48 hours at 1-800-475-6701 in the United States or 612-365-3844 from outside the U.S.; access code 602744.

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